Exhibit 4.1

AMENDMENT NO. 3 TO THE

FIFTH AMENDED AND RESTATED

DECLARATION OF TRUST AND TRUST AGREEMENT

OF

INVESCO DB MULTI-SECTOR COMMODITY TRUST

This Amendment No. 3 (“Amendment No. 3 to the Fifth Amended and Restated Declaration of Trust and Trust Agreement, dated as of February 23, 2015, as amended on June 20, 2016 and June 4, 2018 (the “Declaration of Trust”) of Invesco DB Multi-Sector Commodity Trust (the “Trust”) by and among the undersigned, on its own behalf and as Managing Owner (the “Managing Owner”) of the Trust and as Attorney-in-Fact for all of the Limited Owners of the Trust, and Wilmington Trust Company, as Trustee.

WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(b)(iii) thereof to reflect the termination of Invesco DB Gold Fund and Invesco DB Silver Fund, each a series of the Trust.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.
Effective as of April 24, 2023, Section 3.2(a) of the Declaration of Trust is deleted in its entirety and replaced with the following:

“(a) Without limiting the authority of the Managing Owner set forth in Section 3.2(b) to establish and designate any further series, the Managing Owner has heretofore established and designated five series, or Funds, as follows:

Invesco DB Energy Fund;

Invesco DB Oil Fund;

Invesco DB Precious Metals Fund;

Invesco DB Base Metals Fund; and

Invesco DB Agriculture Fund.

The provisions of this Article III shall be applicable to the above-designated Funds and any further Fund that may from time to time be established and designated by the Managing Owner as provided in Section 3.2(b); provided, however, that such provisions may be amended, varied or abrogated by the Managing Owner with respect to any Fund created after the initial formation of the Trust in the written instrument creating such Fund.”

2.
Effective as of April 24, 2023, all references to Invesco DB Gold Fund and Invesco DB Silver Fund appearing in the Declaration of Trust, including any Exhibits, Attachments or Annexes thereto, are deleted in their entirety.

3.
This Amendment No. 3 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

4.
Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Declaration of Trust.

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IN WITNESS WHEREOF, this Amendment No. 3 has been executed for and on behalf of the undersigned as of the 24th day of April, 2023.

Invesco Capital Management LLC as Managing Owner

By:	/s/ Adam Henkel
Name: Adam Henkel Title: Secretary and Head of Legal, US ETFS

Acknowledged: WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee of the Fund

By:	/s/ Neumann Marlett
Name: Neumann Marlett Title: Assistant Vice President